As filed with the Securities and Exchange Commission on March 15, 2010

Registration No. 33-45806

33-80770

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 on Form S–1 to Form S–2 Registration Statement No. 33-45806

Post-Effective Amendment No. 1 on Form S–1 to Form S–2 Registration Statement No. 33-80770

UNDER

THE SECURITIES ACT OF 1933

CHATTEM, INC.

(Exact name of registrant as specified in its charter)

Tennessee	62-0156300
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

1715 West 38th Street

Chattanooga, Tennessee 37409

(Address, including Zip Code, Telephone Number,

including Area Code, of Registrant’s Principal Executive Offices)

Theodore K. Whitfield, Jr.

Vice President, General Counsel and Secretary

Chattem, Inc.

1715 West 38th Street

Chattanooga, Tennessee 37409

(423) 821-4571

(Name, Address and Telephone Number,

including Area Code, of Agent for Service)

Copy to:

Michael J. Aiello, Esq.

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

(212) 310-8000

Approximate date of commencement of proposed sale to the public:

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:     ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☑	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”) on Form S-1 to the Registration Statements on Form S-2 (each, a “Registration Statement,” and collectively, the “Registration Statements”), filed by Chattem, Inc., a Tennessee corporation (the “Company”), remove from registration all securities registered under the following Registration Statements filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”):

•

Registration Statement on Form S-2 (No. 33-45806), pertaining to the registration of 1,322,500 shares of common stock, without par value, of the Company (the “Common Stock”), which was filed with the Commission on February 19, 1992, as amended by Pre-Effective Amendment No. 1, which was filed with the Commission on March 10, 1992.

•

Registration Statement on Form S-2 (No. 33-80770), pertaining to the registration of $75,000,000 in 12.75% Series B Senior Subordinated Notes due 2004, 12.75% Series A Senior Subordinated Notes due 2004 and the Guarantee of 12.75% (Series A and Series B) Senior Subordinated Notes due 2004, which was filed with the Commission on June 27, 1994, as amended by Pre-Effective Amendment No. 1, which was filed with the Commission on August 4, 1994.

On December 20, 2009, the Company entered into an Agreement and Plan of Merger with sanofi-aventis, a French société anonyme (“Parent”), and River Acquisition Corp., a Tennessee corporation (the “Purchaser”) and an indirect wholly-owned subsidiary of Parent, providing for, among other things, the merger of the Purchaser with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and an indirect wholly-owned subsidiary of Parent. The Merger became effective at 8:16 a.m., Central Time, on March 10, 2010 (the “Effective Time”), pursuant to the Articles of Merger filed with the Secretary of State of the State of Tennessee.

At the Effective Time, each share of Common Stock issued and outstanding immediately prior to the Merger was cancelled and (other than shares held by (i) the Company, Parent or any subsidiary of Parent, including the Purchaser, which shares were cancelled without any conversion, or (ii) any subsidiary of the Company, which shares will remain outstanding) converted into the right to receive $93.50 per share in cash, without interest and less any required withholding taxes.

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statements. In accordance with an undertaking made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities which remain unsold at the termination of the offering, the Company hereby removes from registration all securities registered under the Registration Statements that remain unsold as of the date of these Post-Effective Amendments and terminates the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused these Post-Effective Amendments on Form S-1 to the Registration Statements on Form S-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chattanooga, State of Tennessee, on this 15th day of March, 2010.

CHATTEM, INC.

By:	/s/ ZAN GUERRY
Name:	Zan Guerry
Title:	Chief Executive Officer

Pursuant to the requirements of Securities Act of 1933, these Post-Effective Amendments on Form S-1 to the Registration Statements on Form S-2 have been signed by the following persons on this 15th day of March, 2010 in the capacities indicated.

Signature	Title

/s/ ZAN GUERRY Zan Guerry	Chief Executive Officer (Principal Executive Officer)

/s/ ROBERT B. LONG Robert B. Long	Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ GREGORY IRACE Gregory Irace	Director

/s/ WAYNE PISANO Wayne Pisano	Director